Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is executed this 8th day of August to be made effective as of the 12th June 2006 between QUAKER CHEMICAL LIMITED (“QUAKER UK”) a UK company and MARK A. HARRIS (hereinafter referred to as “EXECUTIVE”).

BACKGROUND

EXECUTIVE has been employed by Quaker Chemical Corporation (“QUAKER”) in various positions, including most recently as its Senior Vice President – Global Strategy and Marketing. QUAKER UK now wishes to employ EXECUTIVE as a Senior Vice President—Global Strategy and Marketing and EXECUTIVE wishes to be employed by QUAKER UK in that position.

NOW THEREFORE in consideration of the mutual promises and covenants herein contained and intending to be legally bound hereby the parties hereto agree as follows:

1.0	Appointment.

1.1	Effective as of the date written above QUAKER UK agrees to employ EXECUTIVE and EXECUTIVE agrees to serve as Senior Vice President- Global Strategy and Marketing. He shall perform all duties consistent with such position as well as any other duties that are assigned to him from time to time by the Chief Executive Officer or the Board of Directors of QUAKER. EXECUTIVE covenants and agrees that he will, during the term of this Employment Agreement or any extension or renewal thereof, devotes his knowledge, skill, and working time solely and exclusively to the business and interests of QUAKER globally.

1.2	Since EXECUTIVE’s new position is with QUAKER UK, EXECUTIVE’s employment contract with Quaker Chemical Corporation dated January 1, 2001 is hereby terminated as of 11th June 2006, and has no continuing legal effect other than recognising years of service (as from January 8th 1996) for any applicable benefits to be extended pursuant to this Agreement.

2.0	Term.

2.1	Except as otherwise provided for in Paragraph 6, the term of EXECUTIVE’s employment shall continue for an indefinite period of time. The employment may be terminated by either party with due observance of the statutory notice period. Notice may only be given in writing.

3.0	Compensation and Benefits.

3.1	EXECUTIVE’s annual base salary will amount to GBP 132,000 gross (subject to applicable taxes) as per 12th June 2006, which will be paid in 12 equal monthly installments. The rate of base salary will be reviewed and adjusted on an annual basis consistent with QUAKER’S then current practice for reviewing executive officers’ salaries and performance.

3.2	Executive will receive an annual transition payment of GBP 13,690 for 2006 and GBP 10,270 for 2007, in the form of additional gross pay. These transition payments will be made through each year as per regular pay period cycle but will not be treated or applied as salary for any purpose in our plans or programs for which salary is the basis.

3.3	EXECUTIVE will be entitled to an annual incentive bonus package to be established at 0 up to a maximum of 55% of base annual salary (annual salary defined as monthly gross salary x 12) in accordance with the QUAKER Global Annual Incentive Plan. Under the QUAKER Long Term Incentive Plan, EXECUTIVE will participate at Level 1 with the awards to be annually approved by the Compensation and Management Development Committee of the Board of Directors of QUAKER. Both of the aforementioned incentive Plans may be amended by the Board of Directors at any time including eligibility to participate in any given QUAKER incentive plan, the level of participation in any QUAKER incentive plan, and the terms and conditions of any QUAKER incentive plan. Any changes to those Plans, including participation levels shall not affect any of the other terms and conditions hereof including, without limitation, the covenants contained in the Declaration of Secrecy and Non-Competition attached Addendum 1. Revisions to Addendum 1 shall become effective upon notification in writing by QUAKER.

3.4	Except for payments made that are the responsibility of QUAKER UK pursuant to the express terms of this Employment Agreement (and this summary of the general terms of employment), EXECUTIVE shall be responsible for the payment of all payroll taxes, social security payments, and other applicable governmental taxes, charges, or payments.

3.5	EXECUTIVE is eligible for a company automobile for business and personal use consistent with QUAKER’s policy application of which may be revised from time to time. In accordance with QUAKER’s policy, EXECUTIVE will be entitled to 100% reimbursement of telephone expenses upon receipt of the phone bill. If there should be a change in the British tax law, the new legislation will be applied.

3.6	EXECUTIVE will be eligible to participate in the QUAKER UK company pension plan with pension premiums to be paid by the employer and by the EXECUTIVE according to company’s and the pension scheme’s policies.

3.7	EXECUTIVE will be covered by a lump sum death-in-service benefit equivalent to three years’ basic salary and a Permanent Health Cover policy, which in the case of you being unable to perform your job, due to serious disability, would cover up to 75% of your basic salary, with limitations, plus pension contributions, less any government disability pension.

3.8	EXECUTIVE will be eligible to join the Private Health Scheme which the company provides at its own expense.

4.0	Insurance and Additional Arrangements.

4.1	EXECUTIVE shall be entitled to Business Travel Accident Insurance made available to all employees of QUAKER, in case of accident or loss of personal belongings while traveling on company business.

4.2	In case of illness of the wife/life partner of the EXECUTIVE QUAKER UK will contribute 50% of the costs of a professional who will take over the normal care of the family under certain conditions.

5.0	Confidentiality and Non-Competition.

5.1	The duties and nature of the position of EXECUTIVE will necessitate full and detailed access to QUAKER’s and its affiliates’ strategic, financial, operational and technical information. In view thereof, EXECUTIVE, has agreed to sign the Declaration of Secrecy and Non-Competition, attached hereto as Addendum 1 and made a part hereof

6.0	Termination.

6.1	In the event that QUAKER or QUAKER UK in their sole discretion and at any time terminates this Agreement with EXECUTIVE (other than in the case of death, disability, or normal retirement age), QUAKER agrees to provide EXECUTIVE with reasonable out-placement assistance and a severance payment (contingent upon EXECUTIVE executing a form of release satisfactory to QUAKER) that shall be equal to twelve (12) months’ base salary calculated at EXECUTIVE’s then current rate.

6.2	This Employment Agreement can also be terminated (and thereby terminating EXECUTIVE’s employment with QUAKER UK) at any time and without notice by “Termination for Cause.” Termination for Cause means EXECUTIVE’s employment with QUAKER UK shall have been terminated by QUAKER or by QUAKER UK by reason of either:

6.2.1	The willful and continued failure (following written notice) by EXECUTIVE to execute his duties under this Employment Agreement; or

6.2.2	The willful engaging by EXECUTIVE in a continued course of misconduct which is materially injurious to QUAKER or QUAKER UK, monetarily or otherwise.

7.0	Representations and Warranties.

7.1	EXECUTIVE represents and warrants to QUAKER that:

7.2.1	There are no restrictions, agreements, or understandings whatsoever to which EXECUTIVE is a party which would prevent or make unlawful his execution of this Employment Agreement or his employment hereunder; and

7.2.2	His execution of this Employment Agreement and his employment hereunder shall not constitute a breach of any contract agreement, or understanding, oral or written, to which he is a party or by which he is bound.

8.0	Liability

8.1	QUAKER maintains a Directors and Officers liability Insurance policy. This policy indemnifies the Director, Officers and managers for any wrongful act as long the associate is acting in the scope of his employment. The limits for this policy are US$ 20,000,000. It does not however, insure for any dishonest act, criminal act, libel or slander or violations of law.

9.0	Miscellaneous.

9.1	This Employment Agreement together with the Addenda hereto contains all the agreements and understandings between the parties hereto with respect to EXECUTIVE’s employment by QUAKER UK and supersedes all prior or contemporaneous agreements with respect thereto and shall be binding upon and for the benefit of the parties hereto and their respective personal representatives, successors, and assigns. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Employment Agreement with the inclusion of all Addenda hereto, shall be governed by and construed in accordance with the laws of the United Kingdom.

IN WITNESS WHEREOF, QUAKER UK has caused this Employment Agreement to be signed by its Company Secretary, thereunto duly authorized, and EXECUTIVE has hereunto signed all as of the day and year first above written.

Signed for and on behalf of QUAKER CHEMICAL LIMITED

/s/ Mike Flower
Mike Flower
Company Secretary
Quaker Chemical Limited

AGREEMENT

/s/ Mark A. Harris
Mark A. Harris

ADDENDUM 1

Employment Agreement dated as of June 12, 2006

Mr. Mark A. Harris

DECLARATION OF SECRECY AND NON-COMPETITION

Secrecy

The EXECUTIVE acknowledges that information concerning the method and conduct of Quaker UK’s, Quaker’s and any of their direct or indirect affiliates’ (collectively, “Quaker”) business, including, without limitation, strategic and marketing plans, budgets, corporate practices and procedures, financial statements, customer and supplier information, formulae, formulation information, application technology, manufacturing information, and laboratory test methods and all of Quaker’s manuals, documents, notes, letters, records, and computer programs are Quaker’s trade secrets (“Trade Secrets”) and are the sole and exclusive property of Quaker. EXECUTIVE agrees that at no time during or following employment with Quaker UK will EXECUTIVE use, divulge, or pass on, directly or through any other individual or entity, any Trade Secrets. Upon termination of EXECUTIVE’s employment with Quaker UK, or at any other time upon Quaker UK’s request, EXECUTIVE agrees to forthwith surrender to Quaker UK any and all materials in his possession. Trade Secrets do not include information that is in the public domain at no fault of the EXECUTIVE.

Non-Competition

For a period of twelve (12) months after the termination of EXECUTIVE’s employment with Quaker UK, EXECUTIVE agrees, regardless of the reason for the termination of employment hereunder, that he will not:

a)	directly or indirectly, together or separately or with any third party, whether as an individual proprietor, partner, stockholder, officer, director, joint venturer, investor, or in any other capacity whatsoever actively engage in business or assist anyone or any firm in business as a manufacturer, seller, or distributor of chemical specialty products or chemical management services which are the same, like, similar to, or which compete with the products and services offered by Quaker; and

b)	recruit or solicit any employee of Quaker or otherwise induce such employee to leave the employ of Quaker or to become an employee or otherwise associated with his or any firm, corporation, business, or other entity with which the EXECUTIVE is or may become associated.

The undersigned EXECUTIVE forfeits in favor of Quaker UK a penalty payable forthwith of GPB 100,000 for each day of infringement of the above-mentioned prohibition, without prejudice to the right of Quaker UK (or its direct or indirect affiliates) to claim full damages instead. Quaker UK may at any time at its own initiative, or at the request of the undersigned EXECUTIVE, wholly or partly waive the stipulation referred to in this article in writing (with a copy to Quaker Chemical Corporation-Vice President-General Counsel). As long as the undersigned EXECUTIVE has not requested Quaker UK to waive the stipulation as referred to in this article, this stipulation shall be deemed between the parties not to harm the EXECUTIVE unreasonably, nor to impede him in a significant way to be employed otherwise than by Quaker.

This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

QUAKER CHEMICAL LIMITED		AGREED:

By:	/s/ Mike Flower	/s/ Mark A. Harris
	Mike Flower Company Secretary Quaker Chemical Limited	Mark A. Harris

Date: August 8, 2006		Date: August 8, 2006